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                                                  EXHIBIT 10(10)

                            AMERADA HESS CORPORATION

LEON HESS                                         1185 AVENUE OF THE AMERICAS
Chairman of the Board                             NEW YORK,  NEW YORK 10036-2677
                                                  (212) 997-8400


                                                          November 2, 1994

Mr. Michael W. Press
10 Alder Creek Drive
Califon, NJ 07830

Dear Mr. Press:

This letter will confirm our understanding concerning your participation in the Amerada Hess Corporation Pension Restoration Plan (the "PRP") and the deferred compensation you will receive in connection with your employment by Amerada Hess Corporation (the "Corporation") on October 1, 1994, and other matters.

You have advised us that you have received or will receive lump sum payments representing your accrued pension benefits under the qualified and non-qualified pension plans of your previous employer, BP Oil Company ("BP"), and as a result, you will not be entitled to pension payments from BP when you eventually retire. Of the total amount, we understand that one portion is an eligible rollover distribution that can be rolled over to an eligible retirement plan on a tax-deferred basis (the "Non-taxable BP Distribution"), and the other portion is taxable in the current year as ordinary income (the "Taxable BP Distribution"). We have estimated your incremental combined tax rate for 1994 as 48.28% (federal, state and local income tax, and Medicare portion of FICA), and as a result, the net available amount of your Taxable BP Distribution will be reduced by 48.28%, resulting in a lesser amount available to you for investment (the "Tax-adjusted BP Distribution").

The Board of Director's Compensation and Incentive Awards Committee has determined that you will receive Prior Service (as defined in Section 4.1 of the PRP) for 24 years of related experience acquired prior to the date of your employment by the Corporation for the purpose of determining PRP benefits calculated subject to the conditions set forth below.

    1. Within 90 days following the sale of the property you own in Cleveland you will invest the Tax-adjusted BP Distribution (plus 3% interest per year from October 1, 1994 to the date of investment) with an insurance company in a single premium annuity contract that will provide an annual life annuity benefit to you upon retirement. The carrier and contract are to be reviewed and approved in advance by the Corporation, and such approval shall not be withheld unreasonably. Such contract will be held by you until retirement and shall not be subject to loans, anticipation or alienation prior to the date of your retirement.

    2. Within 60 days of the distribution by BP of the Non-taxable BP Distribution, you will invest it in an individual retirement account ("IRA") in your name, and


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Mr. Michael W. Press                                            November 2, 1994

    provide written acknowledgement of the receipt of such amount by the IRA trustee. You will continue to hold the full principal amount plus earnings in the IRA and will not withdraw the funds from the IRA until your retirement.

    3. Annual benefits payable to you pursuant to the Corporation's PRP upon your retirement under the Pension Plan will be determined by deducting from the life annuity amount calculated under the PRP the sum of A, B and C below.

           A. The annual benefit actually payable to you as a life annuity under the Corporation's Employees' Pension Plan (the "Pension Plan") based on your Credited Service, determined without regard to the Prior Service granted under the PRP.

           B. A life annuity that would be payable commencing at your retirement under the terms of the annuity contract described in paragraph 1 above, grossed up to reflect the fact that no income taxes will be payable on the portion of the annuity derived from your initial after-tax investment. If the Cleveland property mentioned in paragraph 1 above has not been sold or the proceeds of such sale have not been invested in such annuity contract prior to the date of retirement, the amount of the deduction under this subparagraph B shall be a life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Tax-adjusted BP Distribution, assuming those funds had been invested at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on November 30th of each prior year (rounded up to the next one-quarter percent, subject to a minimum annual rate of 5%), compounded annually, from October 1, 1994, until the date of your retirement, based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which the retirement occurs, such amount to be grossed up to reflect the fact that no income taxes would be payable on the portion of an annuity derived from an initial after-tax investment.

           C. A life annuity determined by the Pension Plan actuaries to be the actuarial equivalent of the projected value of the Non-taxable BP Distribution, assuming those funds had been invested at an annual rate of interest 1% greater than the average annual rate of one-year U.S. Treasury bills in effect during the 12 months ending on November 30th of each prior year (rounded up to the next one-quarter percent, subject to a minimum annual rate of 5%), compounded annually, from October 1, 1994, until the date of your retirement, based on the mortality rates used under the Pension Plan to determine actuarial equivalent values at the time of retirement, and the interest rate which would be used by the Pension Benefit Guaranty

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Mr. Michael W. Press                                            November 2, 1994

           Corporation for purposes of determining the present value of a lump sum distribution on plan termination as of January 1 of the calendar year in which the retirement occurs.

    4. If you should die while employed by the Corporation under circumstances in which a pre-retirement Qualified Joint and Survivor Annuity would be payable to your surviving spouse under the Pension Plan, or after retirement if a survivor benefit is payable, benefits will be paid to your survivor under the PRP reduced by the deductions referred to above, all calculated as of the earlier of the date of your death or retirement.

    5. If your employment with the Corporation should terminate before you are eligible to retire under the Pension Plan, benefits will be calculated under the PRP formula taking into account your Prior Service for purposes of computing Service and Credited Service, and reduced by the deductions referred to above, all calculated as of the date your employment terminates. This benefit will be paid to you by the Corporation commencing when you reach age 65.

    6. If you should die prior to retirement under the Pension Plan in circumstances in which Pension Plan benefits would be payable to your surviving spouse but for the lack of sufficient Service under the Pension Plan, benefits will be calculated under the PRP formula and will be paid by the Corporation by taking into account your Prior Service for purposes of computing Service and Credited Service reduced by the deductions referred to above, all calculated as of the date of your death.

For the purposes of paragraphs 3 through 6 above, Final Average Compensation used for PRP benefit calculations as of any particular date, shall mean 12 times your average monthly Compensation in such 36 consecutive calendar months during the last 60 calendar months preceding said particular date which produces the highest average Compensation, as those terms are defined in the Pension Plan. If the particular date involved is less than 60 months after October 1, 1994, such calculation shall include, to the extent necessary, the amount of your monthly compensation that was used by BP to determine benefits under their various retirement plans prior to October 1, 1994, with any lump sum bonus compensation amounts prorated over the months of the calendar year to which such payments applied. All benefits will be reduced for any payment prior to age 65 and actuarially adjusted to reflect any form of payment other than an annuity for your lifetime only, in accordance with the terms of the Pension Plan.

Nothing contained in the Pension Plan, PRP or this letter shall be construed as a contract of employment or as changing the normal terms of the employment relationship.


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Mr. Michael W. Press                                            November 2, 1994


To qualify for the deferred compensation payments, you must sign and return the enclosed copy of this letter by December 2, 1994. If you do not sign and return the letter by then, the deferred compensation payments will not be made available to you in the future.

The deferred compensation plan described above is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. You would have the status of a general unsecured creditor of the Company with respect to plan payments. The plan constitutes a mere promise to make benefit payments in the future. Your rights with respect to any such payments would not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your beneficiaries.

This letter will further confirm our agreement as to how we would unwind our relationship in the unlikely, and unintended, event that it should not work out to our mutual satisfaction. During the thee year period commencing October 1, 1994, either party may declare that the arrangement is not working out as planned. In that event, you will receive as severance pay a lump-sum payment equal to two times the amount of your then annual salary (less any required deductions).

This agreement supersedes all prior agreements and understandings between us relating to your employment with the Corporation.

Please indicate your acceptance of and agreement to the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to me.

                                        Yours truly,

                                        AMERADA HESS CORPORATION

                                        /S/  Leon Hess

                                        By:  Leon Hess



Accepted and Agreed to by:



/S/ Michael W. Press            2 NOV 1994
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Michael W. Press                   Date




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